EXHIBIT 99
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FOR IMMEDIATE RELEASE                 Contact:  William J. Small
                                                Chairman, President and CEO
                                                First Defiance Financial Corp.
                                                          (419) 782-5172
                                                bsmall@first-fed.com


                    FIRST DEFIANCE FINANCIAL CORP. ANNOUNCES
                           SALE OF MORTGAGE SUBSIDIARY

                U.S. Bank To Acquire The Leader Mortgage Company.

DEFIANCE, OH (January 18, 2002) - First Defiance Financial Corp. (NASDAQ: FDEF) today announced the sale of its Leader Mortgage Company subsidiary to U.S. Bank, a subsidiary of U.S. Bancorp (NYSE: USB). The transaction, which is expected to close during the second quarter of 2002, is anticipated to result in an after-tax gain of between $1.50 and $1.75 per share for First Defiance.

First Defiance acquired The Leader Mortgage Company in 1998 and continued its operations in Cleveland, OH. The Leader specializes in servicing loans issued under various first-time homebuyer programs sponsored by state, county or municipal governmental units. It services more than 136,000 loans with balances totaling nearly $9 billion. Following the divestiture, First Defiance will focus on its community banking business in Northwest Ohio, where its First Federal Bank of the Midwest subsidiary operates 14 full service branches and 15 ATM locations.

William J. Small, Chairman, President and CEO of First Defiance, said the decision to sell The Leader Mortgage Company was based on the capital requirements arising from its substantial growth since being acquired by First Defiance. "Simply put, Leader's strong production took mortgage servicing rights to higher-than-expected levels. Because of the treatment of those rights in the calculation of our regulatory capital, we were restricted in the use of our capital for share buyback programs, acquisitions and other opportunities to maximize value for our shareholders," Mr. Small said. "After exploring a number of options, management and the board determined that the sale of The Leader provided the best resolution," he said. "We are very pleased that The Leader has the opportunity to continue its growth as a part of U.S. Bank."

U.S. Bank said in a news release today that it expects to retain The Leader name and most of the 230 Leader employees. The Leader will operate as part of U.S. Bank Home Mortgage, making a combined company with more than $18 billion in production and just under $40 billion in servicing volume.

U.S. Bank's mortgage business line reports to Richard Davis, vice chairman for consumer banking and payment services. "The business generated by The Leader Mortgage Company fits perfectly with the direction of U.S. Bank Home Mortgage and the business portfolio of a number of other U.S. Bancorp lines of business," Davis said. "Most importantly, it complements and enhances our existing, significant capabilities to provide loans to low-to-moderate income borrowers, making home ownership possible for more people."


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First Defiance was represented in the transaction by BayView Financial Advisory
Services and Austin Associates as financial advisors and Vorys, Sater, Seymour and Pease LLP as legal counsel.

Fourth Quarter and Year-End Results

As previously announced, First Defiance will release fourth-quarter and year-end 2001 earnings after the close of the market on Monday, January 21, 2002 and host a conference call at 11:00 a.m. EST on Tuesday, January 22, 2002. The conference call may be accessed by calling 1-(312)-470-0060. The passcode for the call is "First Defiance." Internet access to the call is also available (in listen-only mode) at the following Web address: http://www.videonewswire.com/event.asp?id= 2788. The audio replay of the Internet Webcast will be available at www.fdef.com until February 28, 2002. For those without Internet access, the earnings release will be available by fax or mail upon request. To receive a copy, please call First Defiance Investor Relations at 1-(614) 825-1752.

About First Defiance Financial Corp.

First Defiance Financial Corp. is the holding company for First Federal Bank of the Midwest and First Insurance and Investments, headquartered in Defiance, OH. First Federal is a community banking service serving the northwest corner of Ohio, where it currently operates 14 full service branches. First Insurance and Investments is the largest property and casualty insurance in the Defiance, OH area and it also specializes in life and group health insurance. For more information, visit the company's Web site at www.fdef.com.

About U. S. Bank
Minneapolis-based U.S. Bancorp, with assets in excess of $171 billion, is the 8th largest financial services holding company in the United States. The company operates 2,186 banking offices and 4,937 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is home of the Five Star Service Guarantee which assures customers of certain key banking benefits and services or customers will be paid for their inconvenience. U.S. Bancorp is the parent company of Firstar Bank and U.S. Bank. Visit U.S. Bancorp on the web at usbank.com and Firstar Bank at firstar.com.

Safe Harbor Statement

Statements contained herein, including Mr. Small's comments, may not be based on historical facts and are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. These forward-looking statements involve numerous risks and uncertainties including, without limitation, that the transaction will not be completed timely or at all. Actual results, including the completion of the transaction, could vary materially depending on risks and uncertainties inherent in general and local banking and insurance conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company's SEC filings, including it most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.
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